LOCK-UP AGREEMENT

May 28, 2020

Zafgen, Inc.

175 Portland Street, 4th Floor

Boston, Massachusetts 02114

Ladies and Gentlemen:

The undersigned signatory of this lock-up agreement (this “Lock-Up Agreement”) understands that Zafgen, Inc., a Delaware corporation (“Zordich”), has entered into an Agreement and Plan of Merger, dated as of December 17, 2019 (as the same may be amended from time to time, the “Merger Agreement”) with Zordich Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Zordich, and Chondrial Therapeutics, Inc., a Delaware corporation. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

As a material inducement to each of the Parties to enter into the Merger Agreement and to consummate the Contemplated Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby irrevocably agrees that, subject to the exceptions set forth herein, without the prior written consent of Zordich, the undersigned will not, during the period commencing upon the Closing and ending on the date that is 180 days after the Closing Date (the “Restricted Period”):

(i)	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Zordich Common Stock or any securities convertible into or exercisable or exchangeable for Zordich Common Stock (including without limitation, Zordich Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities of Zordich which may be issued upon exercise of a stock option or warrant or settlement of a restricted stock unit (“RSU”)) that are currently or hereafter owned by the undersigned (collectively, the “Undersigned’s Shares”), or publicly disclose the intention to make any such offer, sale, pledge, grant, transfer or disposition;

(ii)	enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Shares regardless of whether any such transaction described in clause (i) above or this clause (ii) is to be settled by delivery of Zordich Common Stock or such other securities, in cash or otherwise; or

(iii)	make any demand for or exercise any right with respect to the registration of any shares of Zordich Common Stock or any security convertible into or exercisable or exchangeable for Zordich Common Stock.

The restrictions and obligations contemplated by this Lock-Up Agreement shall not apply to:

(a)    transfers of the Undersigned’s Shares:

(i)	if the undersigned is a natural person, (A) to any person related to the undersigned by blood or adoption who is an immediate family member of the undersigned, or by marriage or domestic partnership (a “Family Member”), or to a trust formed for the benefit of the undersigned or any of the undersigned’s Family Members, (B) to the undersigned’s estate, following the death of the undersigned, by will, intestacy or other operation of law, (C) as a bona fide gift to a charitable organization, (D) by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or

(E) to any partnership, corporation or limited liability company which is controlled by the undersigned and/or by any such Family Member(s);

(ii)	if the undersigned is a corporation, partnership or other business entity, (A) to another corporation, partnership or other business entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned, including investment funds or other entities under common control or management with the undersigned, (B) as a distribution or dividend to equity holders (including, without limitation, general or limited partners and members) of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders) or (C) as a bona fide gift to a charitable organization; or

(iii)	if the undersigned is a trust, to any grantors or beneficiaries of the trust;

provided that, in the case of any transfer or distribution pursuant to this clause (a), such transfer is not for value and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to Zordich a lock-up agreement in the form of this Lock-Up Agreement with respect to the shares of Zordich Common Stock or such other securities that have been so transferred or distributed;

(b)                   the exercise of an option (including a net or cashless exercise of an option) to purchase shares of Zordich Common Stock, and any related transfer of shares of Zordich Common Stock to Zordich for the purpose of paying the exercise price of such options or for paying taxes (including estimated taxes) due as a result of the exercise of such options (or the disposition to Zordich of any shares of restricted stock granted pursuant to the terms of any employee benefit plan or restricted stock purchase agreement); provided that, for the avoidance of doubt, the underlying shares of Zordich Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

(c)                   transfers for the net settlement of RSUs settled in Zordich Common Stock to pay any tax withholding obligations; provided that, for the avoidance of doubt, the underlying shares of Zordich Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

(d)                   the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Zordich Common Stock; provided that such plan does not provide for any transfers of Zordich Common Stock during the Restricted Period; or

(e)                   transfers by the undersigned of shares of Zordich Common Stock purchased by the undersigned on the open market following the Closing Date;

and provided, further, that, with respect to each of (a), (b), (c) and (d) above, no filing by any party (including any donor, donee, transferor, transferee, distributor or distributee) under the Exchange Act (other than any such filings that are required under Sections 13 or 16 under the Exchange Act upon the distribution of the Undersigned’s Shares on or promptly following the Closing Date) or other public announcement shall be required or shall be made voluntarily in connection with such transfer or disposition during the Restricted Period (other than (i) any exit filings or public announcements that may be required under applicable federal and state securities laws or (ii) in respect of a required filing under the Exchange Act in connection with the exercise of an option to purchase Zordich Common Stock following such individual’s termination of employment with Zordich that would otherwise expire during the Restricted Period, provided that reasonable notice shall be provided to Zordich prior to any such filing). Notwithstanding the foregoing, the undersigned shall be permitted to transfer, with or without consideration, some or all of the Undersigned's Shares to any fund under common control with the undersigned provided that the transferee shall sign and deliver to Zordich a lock-up agreement in the form of this Lock-Up Agreement with respect to the shares of Zordich Common Stock that have been so transferred.

Any attempted transfer in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement, and will not be recorded on the share register of Zordich. In furtherance of the foregoing, the undersigned agrees that Zordich and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement. Zordich may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents, ledgers or instruments evidencing the undersigned’s ownership of Zordich Common Stock:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that if the Merger Agreement is terminated for any reason, the undersigned shall be released from all obligations under this Lock-Up Agreement. The undersigned understands that Zordich is proceeding with the Contemplated Transactions in reliance upon this Lock-Up Agreement.

Any and all remedies herein expressly conferred upon Zordich will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity, and the exercise by Zordich of any one remedy will not preclude the exercise of any other remedy. The undersigned agrees that irreparable damage would occur to Zordich in the event that any provision of this Lock-Up Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that Zordich shall be entitled to an injunction or injunctions to prevent breaches of this Lock-Up Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Zordich is entitled at law or in equity, and the undersigned waives any bond, surety or other security that might be required of Zordich with respect thereto.

This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

This Lock-Up Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Lock-Up Agreement (in counterparts or otherwise) by Zordich and the undersigned by facsimile or electronic transmission in .pdf format shall be sufficient to bind such parties to the terms and conditions of this Lock-Up Agreement.

(Signature Page Follows)

Very truly yours,

Deerfield Private Design Fund III, L.P.
By: Deerfield Mgmt III, L.P., General Partner
By: J.E. Flynn Capital III, LLC, General Partner

		By:	/s/ David Clark
Name: David Clark
Title: Authorized Signatory

Deerfield Healthcare Innovations Fund
By: Deerfield Mgmt HIF, L.P., General Partner
By: J.E. Flynn Capital HIF, LLC, General Partner

		By:	/s/ David Clark
Name: David Clark
Title: Authorized Signatory

Deerfield Private Design Fund IV, L.P.
By: Deerfield Mgmt IV, L.P., General Partner
By: J.E. Flynn Capital IV, LLC, General Partner

		By:	/s/ David Clark
Name: David Clark
Title: Authorized Signatory

Accepted and Agreed by Zafgen, Inc.:

By:	___________________________
Name: ______________________
Title: _______________________

[Signature Page to Lock-up Agreement]